UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

SCHEDULE 14A

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant [	]

Check the appropriate box:

[	]	Preliminary Proxy Statement
[	]	Confidential, for Use of the Commission Only

(as permitted by Rule 14a-6(e)(2))

[	]	Definitive Proxy Statement
☒		Definitive Additional Materials
[	]	Soliciting Material Pursuant to Section 240.14a-12

WELLS FARGO FUNDS TRUST

Payment of Filing Fee (Check the appropriate box):

[ X ]	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	1)	Title of each class of securities to which transaction applies:
	2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount which the filing fee is calculated and state how it was determined):
4)	Proposed maximum aggregate value of transaction:
5)	Total fee paid

:

Script for Discussing the

C&B Mid Cap Value Fund

Proxy Solicitation with

Intermediaries

[Date]

Context: Wells Fargo Advantage Funds internal wholesaling desk calling out to intermediaries that have large positions in the Wells Fargo Advantage C&B Mid Cap Value Fund in order to solicit proxy votes for the approval of a new sub-advisory agreement with Cooke & Bieler, LLP.

Script Outline:

[Salutation]

Hello, my name is                                       and I am calling from the Wells Fargo Advantage Funds.

As you know, we are now in the midst of a proxy solicitation to obtain approval of a sub-advisory agreement with Cooke & Bieler, LLP, as the sub-adviser for the Wells Fargo Advantage C&B Mid Cap Value Fund. On October 23, 2007, Affiliated Managers Group, Inc. signed a definitive agreement to acquire a majority interest in the business of Cooke & Bieler, LP. The closing of this transaction will result in the change of control of C&B and the automatic termination of C&B’s current sub-advisory agreement with the Fund. Federal securities laws require that shareholders of the Fund be given the opportunity to approve a new investment sub-advisory agreement in order to allow C&B to act as sub-advisor to the Fund following the closing of the transactions contemplated by the acquisition agreement. The Board of Trustees of Wells Fargo Funds Trust has unanimously approved the new sub-advisory agreement with C&B on behalf of the Fund and found that it is fair and equitable.

To seek shareholder approval, proxy materials were originally sent to your clients beginning on December 19, and re-sent multiple times since then. In addition, some of your clients may have received multiple calls from D.F. King & Company, the proxy solicitor that we retained for this proposal. Your clients may have already made you aware of this.

What is your experience to date with the proxy solicitation?

How is it going?

Are your clients’ voting their proxies?

We have also been soliciting approval from shareholders of the C&B Large Cap Value Fund and Value Fund for the sub-advisory agreement with Cooke & Bieler, LLP, for those Funds. To date, the process has run smoothly and the C&B Large Cap Value Fund and Value Fund have achieved quorum. While this is good news, it has been brought to our attention that [Intermediary] holds large positions in C&B Mid Cap Value Fund, which has not yet reached quorum.

C&B Mid Cap Value Fund	32.786% (1/24)

I am calling you because:

1.	you use the C&B Mid Cap Value Fund as an investment for your clients,
2.	to give you an update, and
3.	to offer my assistance with regard to any proxy solicitation issue.

Large Positions – Confirmation:

Our data shows that you hold about [$x million] in the C&B Mid Cap Value Fund.

Update:

•	The deadline for voting proxies has been extended to February 11, 2008.
•

Approval of the new sub-advisory agreement with Cooke & Bieler, LLP will allow the Fund to retain the same sub-adviser and management services that it has received from Cooke & Bieler, LP since the commencement of operations of the Fund.

•

The Fund’s Board of Trustees has found that the new sub-advisory agreement is fair and equitable for the Fund’s shareholders and the transaction between C&B and Affiliated Managers Group, Inc. is not expected to result in any changes in the ways that the Fund will be managed and will not result in any changes to the Fund’s expenses.

•

The transaction between C&B and Affiliated Managers Group, Inc. cannot take place without approval by the shareholders of the C&B Mid Cap Value Fund, although you should note that there are other closing conditions to a transaction of this nature.

•	If shareholders of the C&B Mid Cap Value Fund do not approve the new sub-advisory agreement, the Fund’s Board will determine what further action is necessary.

•

Approval of the new sub-advisory agreement for the Fund requires that at least 67% of the voting shares of the Fund present at the shareholder meeting approve the proposal, provided that at least 50% of the Fund’s outstanding shares are present at the meeting or represented by proxy. This means that not voting can have the same impact as a vote “AGAINST” the proposal if the Fund is unable to achieve quorum.

Are there any questions or concerns about the proxy solicitation at this point?

Request and Offer of Assistance

We respectfully request your assistance to contact your clients who are beneficial owners of the C&B Mid Cap Value fund and assist them in voting.

We stand ready to help you in any way to make sure that the proxy vote comes in.

At this time, is there any assistance I can provide to you?

•	Obtain additional proxy materials
•	Explain any item in the proxy
•	Connect you to D.F. King & Co. for further guidance (and in certain circumstances to vote)
•	Explain the ways beneficial owners can vote

Your client can vote a proxy in any one of the following ways:

•	Online — Vote on the Internet at the web site address listed on the proxy card.
•	Phone — Call the toll-free number printed on the proxy card.

If you have questions about the proposals or voting, or you need proxy materials, call the Funds’ proxy voting solicitor, D.F. King & Co., Inc. at 1-800-829-6554. In certain cases, D.F. King may be able to take your client’s vote over the phone.

Please note, to vote via the Internet or telephone, your client will need the “control number” that appears on your proxy card.

Your clients may also complete and sign the proxy card enclosed with the proxy materials previously sent to them and mail it in the accompanying prepaid return envelope (if mailed in the United States). However, in light of the pending deadline, we encourage you to have your clients to consider voting via the Internet or telephone.

Do you have any questions about how to vote?

You may give me a call at [phone number] if you have any more questions.

Thank you for your time and assistance.

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